Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2015 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., Oct. 29, 2015 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2015 net income of $5.0 million, or $0.22 per diluted share, versus net income of $4.9 million, or $0.21 per diluted share, in the prior-year period. For the nine months ended Sept. 30, 2015, the Company reported net income of $14.4 million, or $0.62 per diluted share, compared to net income of $14.1 million, or $0.60 per diluted share, in the prior-year period.

Third quarter 2015 highlights include:

•	A $0.7 million, or 3.6%, year-over-year increase in net interest income.
•	A 4.8% year-over-year increase in earnings per share.
•	A $1.2 million gain on a branch sale.
•	Total net loan growth of $18.0 million, or 4.9% annualized.
•	Total net deposit growth of $99.5 million, or 20.1% annualized.
•	An increase in tangible book value per share to $11.11 at Sept. 30, 2015 from $11.06 at June 30, 2015.
•	The payment of a six cent per share dividend on common stock on Aug. 17, 2015.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report solid overall results for the third quarter of 2015. Net loan growth and mortgage loan originations and sales contributed to a 2.3% year-over-year increase in our quarterly net income. Further, despite continued pressure from the low interest rate environment, we did achieve growth in net interest income on both a year-over-year and sequential quarterly comparative basis. Total deposits grew by nearly $100 million during the third quarter. Much of the deposit growth occurred in the last half of the quarter and we were unable to fully deploy these funds by quarter end, which put some downward pressure on our net interest margin. As to two previously announced initiatives, we acquired approximately 382,000 shares of our common stock under our share repurchase plan during the third quarter and we closed on the sale of our Midland, Michigan branch on Aug. 28, 2015. However, the gain on the branch sale in the third quarter was largely offset by an impairment charge on our mortgage loan servicing rights.”

Operating Results

The Company’s net interest income totaled $18.8 million during the third quarter of 2015, an increase of $0.7 million, or 3.6% from the year-ago period, and up by $0.1 million, or 0.7% from the second quarter of 2015. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.58% during the third quarter of 2015, compared to 3.61% in the year-ago period, and 3.62% in the second quarter of 2015. The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was only partially offset by a decline in the net interest margin. The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has generally resulted in declining year-over-year average yields on the Company’s loan portfolio. Average interest-earning assets were $2.11 billion in the third quarter of 2015 compared to $2.02 billion in the year ago quarter and $2.08 billion in the second quarter of 2015.

For the first nine months of 2015, net interest income totaled $55.6 million, an increase of $0.4 million, or 0.8% from 2014. The Company’s net interest margin for the first nine months of 2015 decreased to 3.59% compared to 3.71% in 2014. The increase in net interest income for the first nine months of 2015 is due to an increase in average interest-earning assets that was only partially offset by the decline in the net interest margin.

Service charges on deposit accounts totaled $3.3 million and $9.3 million, respectively, for the third quarter and first nine months of 2015, representing decreases of 8.0% and 8.9%, respectively, from the comparable year ago periods. The decline in service charges is due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees.

Interchange income totaled $2.2 million and $6.6 million for the third quarter and first nine months of 2015, respectively, representing an increase of 9.3% over both the 2014 quarterly and year-to-date periods. The increase in interchange income in 2015 as compared to 2014 primarily results from a new Debit Brand Agreement with MasterCard (which replaced our former agreement with VISA) that was executed in Jan. 2014. The Company began converting its debit card base to MasterCard in June 2014 and completed the conversion in Sept. 2014.

Net gains on mortgage loans were $1.8 million in the third quarter of 2015, compared to $1.5 million in the year-ago quarter. For the first nine months of 2015, net gains on mortgage loans totaled $5.7 million compared to $4.1 million in 2014. Mortgage loan origination and sales volumes have increased in 2015 principally due to a rise in refinance volume resulting from a year-over-year decrease in mortgage loan interest rates.

Mortgage loan servicing generated a loss of $0.6 million and income of $0.9 million in the third quarters of 2015 and 2014, respectively. The quarterly comparative variance is due primarily to the change in the impairment reserve (a $0.9 million impairment charge in the third quarter of 2015 as compared to a $0.5 million recovery of previously recorded impairment charges in the year-ago quarter). For the first nine months of 2015, mortgage loan servicing generated income of $0.5 million compared to income of $1.4 million in 2014. Capitalized mortgage loan servicing rights totaled $11.6 million at Sept. 30, 2015 compared to $12.1 million at Dec. 31, 2014. As of Sept. 30, 2015, the Company serviced approximately $1.65 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $21.9 million in the third quarter of 2015, compared to $22.1 million in the year-ago period. For the first nine months of 2015, non-interest expenses totaled $65.6 million versus $67.0 million in 2014. Most categories of expenses declined in 2015 as compared to the year ago period, reflecting the Company’s ongoing efforts to reduce non-interest expenses and improve its efficiency ratio.

The Company recorded an income tax expense of $2.3 million and $6.7 million in the third quarter and first nine months of 2015, respectively. This compares to an income tax expense of $2.3 million and $5.7 million in the third quarter and first nine months of 2014, respectively. The year-to-date 2014 income tax expense was reduced by a credit of approximately $0.7 million due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of the valuation allowance on a capital loss carryforward that was believed to not be more likely than not to be realized prior to a strategy executed during the second quarter of 2014 that generated capital gains.

Asset Quality

Commenting on asset quality, President and CEO Kessel added: “We continue to make progress in improving asset quality, as evidenced by year-to-date declines in non-performing assets and loan net charge-offs. In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2015 were 0.38% for commercial loans and 0.74% for mortgage and consumer loans. These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2015	12/31/2014	9/30/2014
	(Dollars in Thousands)
Commercial	$7,986	$4,573	$4,421
Consumer/installment	1,052	1,595	1,669
Mortgage	6,776	9,056	11,443
Payment plan receivables(2)	20	14	10
Total	$15,834	$15,238	$17,543
Ratio of non-performing loans to total portfolio loans	1.08%	1.08%	1.25%
Ratio of non-performing assets to total assets	0.82%	0.96%	1.20%
Ratio of the allowance for loan losses to non-performing loans	155.39%	170.56%	156.80%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans increased by $0.6 million, or 3.9%, since Dec. 31, 2014 but have decreased by $1.7 million, or 9.7%, since Sept. 30, 2014. The slight increase in non-performing loans during 2015 primarily reflects the movement of a $4.2 million commercial relationship (primarily secured by income-producing property) from a performing “watch” status to non-accrual during the third quarter that was partially offset by declines in mortgage and consumer/installment non-accrual loans. ORE and repossessed assets totaled $3.9 million at Sept. 30, 2015, compared to $6.5 million at Dec. 31, 2014.

The provision for loan losses was a credit of $0.2 million and $0.6 million in the third quarters of 2015 and 2014, respectively. The provision for loan losses was a credit of $1.0 million and $2.0 million in the first nine months of 2015 and 2014, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. The Company recorded loan net recoveries of $0.26 million (0.07% annualized of average loans) in the third quarter of 2015, compared to loan net charge-offs of $0.06 million (0.02% annualized of average loans) in the third quarter of 2014. Loan net charge-offs were $0.35 million (0.03% of average loans) and $2.8 million (0.27% of average loans) for the first nine months of 2015 and 2014, respectively. The year to date declines in 2015 loan net charge-offs by category were: commercial loans $1.7 million; mortgage loans $0.6 million; and consumer/installment loans $0.1 million. At Sept. 30, 2015, the allowance for loan losses totaled $24.6 million, or 1.68% of portfolio loans, compared to $26.0 million, or 1.84% of portfolio loans, at Dec. 31, 2014.

Balance Sheet, Liquidity and Capital

Total assets were $2.39 billion at Sept. 30, 2015, an increase of $146.1 million from Dec. 31, 2014. Loans, excluding loans held for sale, were $1.47 billion at Sept. 30, 2015, compared to $1.41 billion at Dec. 31, 2014. Deposits totaled $2.06 billion at Sept. 30, 2015, an increase of $136.7 million from Dec. 31, 2014. The increase in deposits is primarily due to growth in checking, savings and time deposit account balances.

Cash and cash equivalents totaled $105.2 million at Sept. 30, 2015, versus $74.0 million at Dec. 31, 2014. Securities available for sale totaled $604.7 million at Sept. 30, 2015, versus $533.2 million at Dec. 31, 2014. This $71.5 million increase is primarily due to the purchase of corporate securities and asset-backed securities during the first nine months of 2015.

Total shareholders’ equity was $253.0 million at Sept. 30, 2015, or 10.56% of total assets. Tangible common equity totaled $250.6 million at Sept. 30, 2015, or $11.11 per share. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2015	12/31/2014	Well Capitalized Minimum

Tier 1 capital to average total assets	10.19%	10.46%	5.00%
Tier 1 common equity to risk-weighted assets	14.35%	n/a	6.50%
Tier 1 capital to risk-weighted assets	14.35%	15.63%	8.00%
Total capital to risk-weighted assets	15.61%	16.90%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 21, 2015, the Board of Directors of the Company authorized a share repurchase plan. Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock. The repurchase plan is authorized to last through Dec. 31, 2015.

Thus far in 2015 (through Sept. 30, 2015), the Company had repurchased 659,162 shares (or approximately 2.9% of its outstanding common stock) at a weighted average price of $13.6923 per share.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Oct. 29, 2015.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL: http://services.choruscall.com/links/ibcp151029.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10073157). The replay will be available through Nov. 5, 2015.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.4 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a 63 office branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2015	December 31, 2014
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$52,146	$48,326
Interest bearing deposits	53,051	25,690
Cash and Cash Equivalents	105,197	74,016
Interest bearing deposits - time	13,029	13,561
Trading securities	225	203
Securities available for sale	604,662	533,178
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,286	19,919
Loans held for sale, carried at fair value	25,462	23,662
Loans
Commercial	726,356	690,955
Mortgage	468,578	472,628
Installment	235,627	206,378
Payment plan receivables	37,438	40,001
Total Loans	1,467,999	1,409,962
Allowance for loan losses	(24,604)	(25,990)
Net Loans	1,443,395	1,383,972
Other real estate and repossessed assets	3,851	6,454
Property and equipment, net	43,359	45,948
Bank-owned life insurance	54,098	53,625
Deferred tax assets, net	41,422	48,632
Capitalized mortgage loan servicing rights	11,630	12,106
Vehicle service contract counterparty receivables, net	7,324	7,237
Other intangibles	2,366	2,627
Accrued income and other assets	23,555	23,590
Total Assets	$2,394,861	$2,248,730

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$640,208	$576,882
Savings and interest-bearing checking	987,146	943,734
Reciprocal	47,918	53,668
Time	385,690	350,018
Total Deposits	2,060,962	1,924,302
Other borrowings	12,070	12,470
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	1,950	1,977
Accrued expenses and other liabilities	31,330	24,041
Total Liabilities	2,141,881	1,998,359

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,548,562 shares at September 30, 2015 and 22,957,323 shares at December 31, 2014	343,601	352,462
Accumulated deficit	(86,125)	(96,455)
Accumulated other comprehensive loss	(4,496)	(5,636)
Total Shareholders’ Equity	252,980	250,371
Total Liabilities and Shareholders’ Equity	$2,394,861	$2,248,730

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
	(unaudited)
Interest Income	(In thousands)
Interest and fees on loans	$17,869	$17,751	$17,818	$52,859	$54,179
Interest on securities
Taxable	1,901	1,869	1,644	5,528	4,623
Tax-exempt	228	222	281	667	830
Other investments	295	289	325	922	1,076
Total Interest Income	20,293	20,131	20,068	59,976	60,708
Interest Expense
Deposits	987	967	1,236	2,961	3,789
Other borrowings	465	463	649	1,382	1,720
Total Interest Expense	1,452	1,430	1,885	4,343	5,509
Net Interest Income	18,841	18,701	18,183	55,633	55,199
Provision for loan losses	(244)	(134)	(632)	(1,037)	(2,049)
Net Interest Income After Provision for Loan Losses	19,085	18,835	18,815	56,670	57,248
Non-interest Income
Service charges on deposit accounts	3,294	3,117	3,579	9,261	10,166
Interchange income	2,169	2,240	1,984	6,551	5,992
Net gains (losses) on assets
Mortgage loans	1,812	1,784	1,490	5,735	4,139
Securities	45	(33)	168	97	334
Other than temporary impairment loss on securities
Total impairment loss	-	-	(9)	-	(9)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	-	-	(9)	-	(9)
Mortgage loan servicing	(556)	1,452	932	476	1,389
Title insurance fees	281	337	243	874	734
Net gain on branch sale	1,193	-	-	1,193	-
Other	1,881	2,090	2,156	5,881	6,829
Total Non-interest Income	10,119	10,987	10,543	30,068	29,574
Non-Interest Expense
Compensation and employee benefits	12,029	11,791	11,718	35,605	34,774
Occupancy, net	1,940	2,040	2,079	6,399	6,715
Data processing	2,001	2,027	1,790	5,958	5,653
Loan and collection	816	967	1,391	2,938	4,283
Furniture, fixtures and equipment	998	965	1,005	2,915	3,127
Communications	754	694	712	2,184	2,212
Legal and professional	519	453	559	1,352	1,380
Advertising	406	448	427	1,338	1,547
FDIC deposit insurance	350	351	396	1,044	1,235
Interchange expense	279	289	368	859	1,112
Credit card and bank service fees	197	203	226	602	734
Vehicle service contract counterparty contingencies	30	30	28	89	169
Costs related to unfunded lending commitments	26	4	12	46	27
Provision for loss reimbursement on sold loans	(35)	45	-	(59)	(466)
Net (gains) losses on other real estate and repossessed assets	5	(139)	(285)	(173)	(410)
Other	1,564	1,411	1,658	4,512	4,952
Total Non-interest Expense	21,879	21,579	22,084	65,609	67,044
Income Before Income Tax	7,325	8,243	7,274	21,129	19,778
Income tax expense	2,278	2,624	2,345	6,682	5,659
Net Income	$5,047	$5,619	$4,929	$14,447	$14,119

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
	(unaudited)
Per Common Share Data
Net Income Per Common Share
Basic (A)	$0.22	$0.25	$0.21	$0.63	$0.62
Diluted (B)	0.22	0.24	0.21	0.62	0.60
Cash dividends declared per common share	0.06	0.06	0.06	0.18	0.12

Selected Ratios (C)
As a Percent of Average Interest-Earning Assets
Interest income	3.85%	3.90%	3.98%	3.87%	4.08%
Interest expense	0.27	0.28	0.37	0.28	0.37
Net interest income	3.58	3.62	3.61	3.59	3.71
Net Income to
Average common shareholders' equity	7.84%	8.86%	7.95%	7.59%	7.86%
Average assets	0.86	0.98	0.87	0.84	0.84

Average Shares
Basic (A)	22,673,033	22,899,040	22,940,375	22,851,713	22,918,822
Diluted (B)	23,132,682	23,440,478	23,478,318	23,365,853	23,463,876

(A) Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(B) Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(C) Ratios have been annualized.